SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2009

DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-30681	22-3203193
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)
3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)
(206) 256-4545
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
     On December 9, 2009, Dendreon Corporation (the “Company”) entered into a Construction Management Agreement (the “Agreement”) with Turner Construction Company (“Turner”) to retain Turner to perform construction related services and to monitor, supervise, administer and contract for the build-out and development of the Company’s new manufacturing facility located in Seal Beach, California. The Agreement provides for completion and delivery of the new facility in three phases commencing August 2, 2010, with delivery of the final phase and substantial completion on August 23, 2010, assuming the absence of certain delays outside of Turner’s Control. The Agreement provides that the parties may agree to an incentive for early completion of work and does contain penalties for failing to meet such deadlines. The guaranteed maximum price for the completion of all work under the Agreement is $46.64 million.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
     (c) On December 10, 2009, the Company announced that it has appointed Hans Bishop to the position of executive vice president and chief operating officer, effective January 4, 2010. A copy of the press release announcing Mr. Bishop’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.
     Mr. Bishop most recently served as president of the specialty medicine business at Bayer where he was responsible for a diverse portfolio of oncology, hematology and neurology products and also as an executive vice president at Bayer Healthcare LLC. Prior to his position with Bayer, Mr. Bishop served as senior vice president of global commercial operations at Chiron Corporation as well as its vice president and general manager of European biopharmaceuticals where he was responsible for commercial operations for the Global Biopharmaceuticals Division.
     Effective January 4, 2010, the Company and Mr. Bishop will execute an employment agreement that provides for an annual base salary of $450,000, and eligibility for a performance-based bonus upon the achievement of pre-specified goals as determined by the Board of up to 45% of his base salary. The agreement does not have a specified term, and the employment relationship may be terminated by Mr. Bishop or by the Company at any time.
     The agreement provides that if the Company terminates Mr. Bishop’s employment without cause, or if he resigns for good reason, as such terms will be defined in the agreement, Mr. Bishop will be entitled to a lump sum severance payment equal to nine months of his then current base salary plus 75% of his maximum target annual bonus for such year. If such termination by the Company without cause or resignation by Mr. Bishop with good reason occurs within three months before or 12 months after a change of control, as will be defined in the agreement, then Mr. Bishop will be entitled to 200% of his then current base salary plus 100% of his maximum target annual bonus for such year. In either case he will also be entitled to full accelerated vesting of any unvested stock options and any unvested restricted stock held by him. The agreement will require Mr. Bishop not to compete with us after termination of employment for a period of six months, and provide a one-year post-termination non-solicitation obligation.
     There are no arrangements or understandings between Mr. Bishop and any other persons pursuant to which he was appointed as the chief operating officer of the Company. There are no family relationships between Mr. Bishop and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Bishop pursuant to Item 404(a) of Regulation S-K.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
99.1	Dendreon Corporation press release, dated December 10, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION
By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Senior Vice President, Corporate Development, General Counsel and Secretary

Date: December 10, 2009

EXHIBIT INDEX

Number	Description

99.1	Dendreon Corporation press release, dated December 10, 2009.